EXHIBIT 21


                        SUBSIDIARIES OF REGISTRANT


      Registrant owns 100% of the outstanding stock of the following companies:

      Name                                                   State of Formation

Erie Insurance Property
 & Casualty Company                                          Pennsylvania

Erie Insurance Company                                       Pennsylvania

EI Holding Corp.                                             Delaware

EI Service Corp.                                             Pennsylvania

Erie Insurance Company of New York -
 Wholly-owned by Erie Insurance Company                      New York



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